FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C.

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In the Matter of	)	CONSENT ORDER
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THE TALBOT BANK OF EASTON	)
EASTON, MARYLAND	)	FDIC-13-018b
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(INSURED STATE NONMEMBER BANK))
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The Federal Deposit Insurance Corporation (“FDIC”) is the appropriate Federal banking agency for The Talbot Bank of Easton, Easton, Maryland (“Bank”), under section 3(q) of the Federal Deposit Insurance Act (“Act”), 12 U.S.C. § 1813(q).

The Bank, by and through its duly elected and acting Board of Directors (“Board”), has executed a STIPULATION AND CONSENT TO THE ISSUANCE OF A CONSENT ORDER (“CONSENT AGREEMENT”), dated May 23, 2013, that is accepted by the FDIC. With the CONSENT AGREEMENT, the Bank has consented, without admitting or denying any charges of unsafe or unsound banking practices relating to weaknesses in, among others, asset quality and capital to the issuance of this Consent Order (“ORDER”) by the FDIC.

Having determined that the requirements for issuance of an order under section 8(b) of the Act, 12 U.S.C. § 1818(b), have been satisfied, the FDIC hereby orders that:

MANAGEMENT

1.           (a)           The Bank shall have and retain qualified management. Each member of management shall possess qualifications and experience commensurate with his or her duties and responsibilities at the Bank. At a minimum, such management shall include: a chief executive officer with proven ability in managing a bank of comparable size and complexity and experience in upgrading a low quality loan portfolio; a senior lending officer and a chief credit officer with an appropriate level of lending, collection, and loan supervision experience for the type and quality of the Bank’s loan portfolio. The Board shall provide the necessary written authority to management to implement the provisions of this ORDER.

(b)          The qualifications of management shall be assessed on its ability to:

(i)          comply with the requirements of this ORDER;

(ii)         operate the Bank in a safe and sound manner;

(iii)        comply with applicable laws, rules, and regulations; and

(iv)        restore all aspects of the Bank to a safe and sound condition, including capital adequacy, asset quality, and management effectiveness.

BOARD PARTICIPATION

2.           (a)           The Board shall increase its participation in the affairs of the Bank, assuming full responsibility for the approval of sound policies and objectives and for the supervision of all of the Bank’s activities, consistent with the role and expertise commonly expected for directors of banks of comparable size.

(b)          This participation shall include meetings to be held no less frequently than monthly at which, at a minimum, the following areas shall be reviewed and approved: reports of income and expenses; new, overdue, renewal, insider, charged off, and recovered loans; Watch List, loan exceptions, and concentrations; investment activity; liquidity levels and funds management; adoption or modification of operating policies; individual committee reports; audit reports; internal control reviews including managements’ responses; reconciliation of general ledger accounts; and compliance with this ORDER. Board minutes shall document these reviews and approvals, including the names of any dissenting directors.

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(c)          The Bank shall notify the Regional Director of the FDIC’s New York Regional Office (“Regional Director”) and the Commissioner of Financial Regulation for the State of Maryland (“Commissioner”) in writing of any resignations or terminations of any members of its Board or any of its “senior executive officers” (as that term is defined in section 303.101(b) of the FDIC’s Rules and Regulations, 12 C.F.R. § 303.101(b)) within 10 days of the event. Any notification required by this subparagraph shall include a description of the background(s) and experience of any proposed replacement personnel and must be received by the Regional Director and the Commission for non-objection or comment at least 30 days prior to the individual(s) assuming the new position(s). The Bank shall also establish procedures to ensure compliance with section 32 of the Act, 12 U.S.C. § 1831i, and Subpart F of Part 303 of the FDIC’s Rules and Regulations, 12 C.F.R. Part 303.

LOSS CHARGE-OFF

3.           (a)           The Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified “Loss” by the FDIC or the Commissioner in the current Report of Examination, dated August 20, 2012, that have not been previously collected or charged off. Elimination or reduction of such assets with the proceeds of other Bank extensions of credit shall not be considered “collection” for purposes of this paragraph. Thereafter, within 30 days after the receipt of any Report of Examination or Visitation Letter of the Bank from the FDIC or the Commissioner, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified “Loss” in any Report of Examination or Visitation Letter that have not been previously collected or charged off.

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CLASSIFIED ASSETS REDUCTION

4.           (a)           Within 60 days from the effective date of this ORDER, the Bank shall formulate and submit for review as described in subparagraph (c), a written plan (“Classified Asset Plan”) to reduce the Bank’s risk position in each asset in excess of $750,000 which is classified “Substandard” or “Doubtful” in the current or future Report of Examination, or Visitation Letter. For purposes of this provision, “reduce” means to collect, charge off, or improve the quality of an asset so as to warrant its removal from adverse classification by the Regional Director and the Commissioner.

(b)          The Classified Asset Plan shall include, at a minimum, the following:

(i)          an action plan to review, analyze and document the current financial condition of each classified borrower including source of primary repayment, repayment ability, and alternative repayment sources, as well as the value and accessibility of any pledged or assigned collateral, and any possible actions to improve the Bank’s collateral position;

(ii)         a schedule showing, on a quarterly basis, the expected consolidated balance of all adversely classified assets, and the ratio of the consolidated balance to the Bank’s projected Tier 1 Capital plus the Allowance for Loan and Lease Losses (“ALLL”);

(iii)        specific action plans intended to reduce the Bank’s risk exposure in each classified asset;

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(iv)       delineate areas of responsibility for loan officers; and

(v)         provide for the submission of monthly written progress reports to the Board for review and notation in minutes of the Board meetings.

(c)          The Classified Asset Plan shall be submitted to the Regional Director and the Commissioner for non-objection or comment. Within 45 days from receipt of non-objection or any comments from the Regional Director and the Commissioner, and after incorporation and adoption of all comments, the Board shall approve the Classified Asset Plan, which approval shall be recorded in the minutes of the Board meeting. Thereafter, the Bank shall implement and fully comply with the Classified Asset Plan.

(d)          The Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who is already obligated in any manner to the Bank on any extensions of credit (including any portion thereof) that has been charged off the books of the Bank or classified “Loss” in the current or any future Report of Examination or Visitation Letter, so long as such credit remains uncollected.

(e)          The Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower whose loan or other credit has been classified “Substandard” or “Doubtful” in the current or any future Report of Examination or Visitation Letter, and is uncollected, unless a written, detailed explanation of why the extension is in the best interest of the Bank, prior to extending additional credit pursuant to this paragraph, whether in the form of a renewal, extension, or further advance of funds, is provided for approval by the Board who shall determine that:

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(i)          the failure of the Bank to extend such credit would be detrimental to the best interests of the Bank, with a written explanation of why the failure to extend such credit would be detrimental;

(ii)         the extension of such credit would improve the Bank’s position, with a written explanatory statement of how and why the Bank’s position would improve; and

(iii)        an appropriate workout plan has been developed and will be implemented in conjunction with the additional credit to be extended.

(f)          The Board’s determinations and approval shall be recorded in the minutes of the Board meeting and copies shall be submitted to the Regional Director and the Commissioner at such times as the Bank submits the progress reports required by this ORDER or sooner upon the written request of the Regional Director or the Commissioner.

ALLOWANCE FOR LOAN AND LEASE LOSSES

5.           (a)           Within 60 days from the effective date of this ORDER, the Bank shall develop and submit for review as described in subparagraph (d), a comprehensive policy and methodology for determining the ALLL (“ALLL Policy”). The ALLL Policy shall provide for a review of the ALLL at least once each calendar quarter. Said review shall be completed no later than 15 days subsequent to the end of each calendar quarter in order that the results of the review conducted by the Board may be properly reported in the quarterly Consolidated Reports of Condition and Income (“Call Report”). Such reviews shall, at a minimum, be made in accordance with:

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(i)          Financial Accounting Standards Board (“FASB”) ASC 310-40 and FASB ASC 310-10-35-2 through 30;

(ii)         the FFIEC’s Instructions for the Call Report;

(iii)        the Interagency Statement of Policy on the Allowance for Loan and Lease Losses (FIL-105-206, issued December 13, 2006);

(iv)        other applicable regulatory guidance that addresses the appropriateness of the Bank’s ALLL; and

(v)         any analysis of the Bank’s ALLL provided by the FDIC and the Commissioner.

(b)          Such reviews shall include, at a minimum:

(i)          the Bank’s loan loss experience;

(ii)         an estimate of the potential loss exposure in the portfolio; and

(iii)        trends of delinquent and nonaccrual loans and prevailing and prospective economic conditions.

(c)          The minutes of the Board meetings at which such reviews are undertaken shall include complete details of the reviews and the resulting recommended adjustment in the ALLL. The Board shall document in the minutes the basis for any determination not to require provisions for loan losses in accordance with subparagraphs (a) and (b).

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(d)          The ALLL Policy shall be submitted to the Regional Director and the Commissioner for non-objection or comment. Within 30 days from receipt of non-objection or any comments from the Regional Director and the Commissioner, and after incorporation and adoption of all comments, the Board shall approve the ALLL Policy, which approval shall be recorded in the minutes of the Board meeting. Thereafter, the Bank shall implement and fully comply with the ALLL Policy.

(e)          A deficiency in the ALLL shall be remedied in the calendar quarter in which it is determined by a charge to current operating earnings prior to any Tier 1 Capital determinations required by this ORDER and prior to the Bank’s submission of its Call Report. The Bank shall thereafter maintain an appropriate ALLL.

(f)          The analysis supporting the determination of the adequacy of the ALLL shall be submitted to the Regional Director and the Commissioner. These submissions shall be made at such times as the Bank files the progress reports required by this ORDER or sooner upon the written request of the Regional Director or the Commissioner. In the event that the Regional Director or the Commissioner determines that the Bank’s ALLL is inadequate, the Bank shall increase its ALLL and amend its Call Reports accordingly.

LOAN POLICY

6.           (a)           Within 60 days from the effective date of this ORDER, the Bank shall conduct a review of the Bank’s loan policies and procedures (“Loan Policy”) for adequacy and, based upon such review, shall make all appropriate revisions to the Loan Policy necessary to address the lending deficiencies identified in the current Report of Examination. The revised Loan Policy shall be submitted for review as described in subparagraph (c). The Board shall also establish review and monitoring procedures to ensure that all lending personnel adhere to the Loan Policy, and that the Board receives timely and fully documented reports on loan activity, including reports that identify deviations from the Loan Policy.

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(b)          The Loan Policy shall, at minimum:

(i)          require that all extensions of credit originated or renewed by the Bank, including loans purchased from a third party (loan participations):

a.           have a clearly defined and stated purpose;

b.           have a predetermined and realistic repayment source and schedule, including secondary source of repayment;

c.           are supported by complete loan documentation, including lien searches, perfected security interests, and collateral valuations; and

d.           are supported by current financial information, profit and loss statements or copies of tax returns, and cash flow projections, which shall be maintained throughout the term of the loan; and are otherwise in conformance with the Loan Policy;

(ii)         incorporate limitations on the amount that can be loaned in relation to established collateral values, require the source of collateral valuations to be identified, require that collateral valuations be completed prior to the commitment to lend funds, and require that collateral valuations be performed on a periodic basis over the term of the loan;

(iii)        require that extensions of credit to any of the Bank’s executive officers, trustees, or principal shareholders, or to any related interest of such person, be reviewed for compliance with Regulation O of the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 215, and section 337.3 of the FDIC’s Rules and Regulations, 12 C.F.R. § 337.3;

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(iv)        require accurate reporting of past due loans to the Board or the Bank’s loan committee at least monthly;

(v)         require the individual reporting of loans granted as exceptions to the Loan Policy and aggregation of such loans in the portfolio;

(vi)        prohibit the capitalization of interest or loan-related expenses unless the Board or the Bank’s loan committee provides, in writing, a detailed explanation of why such action is in the best interest of the Bank; and

(vii)       establish review and monitoring procedures for compliance with the FDIC’s appraisal regulation, 12 C.F.R. Part 323, and the Interagency Appraisal and Evaluation Guidelines (FIL-74-94, issued November 11, 1994).

(c)          The Loan Policy shall be submitted to the Regional Director and the Commissioner for non-objection or comment. Within 30 days from receipt of non-objection or comments from the Regional Director and the Commissioner, and after incorporation and adoption of all comments, the Board shall approve the Loan Policy, which approval shall be recorded in the minutes of the Board meeting. Thereafter, the Bank shall implement and fully comply with the Loan Policy.

LOAN REVIEW PROGRAM

7.           (a)           Within 30 days from the effective date of this ORDER, the Board shall establish a program of independent loan review that will provide for a periodic review of the Bank’s loan portfolio and the identification and categorization of problem credits (“Loan Review Program”).

(b)          At a minimum, the Loan Review Program shall provide for:

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(i)          prompt identification of loans with credit weaknesses that warrant the special attention of management, including the name of the borrower, amount of the loan, reason why the loan warrants special attention; and assessment of the degree of risk that the loan will not be fully repaid according to its terms;

(ii)         prompt identification of all outstanding balances and commitments attributable to each obligor identified under the requirements of subparagraph (i), including outstanding balances and commitments attributable to related interests of such obligors, including the obligor of record, relationship to the primary obligor identified under subparagraph (i), and an assessment of the risk exposure from the aggregate relationship;

(iii)        identification of trends affecting the quality of the loan portfolio and potential problem areas;

(iv)        assessment of the overall quality of the loan portfolio;

(v)         identification of credit and collateral documentation exceptions;

(vi)        identification and status of violations of laws, rules, or regulations with respect to the lending function;

(vii)       identification of loans that are not in conformance with the Bank’s Loan Policy;

(viii)      identification of loans to directors, officers, principal shareholders, and their related interests; and

(ix)        a mechanism for reporting periodically, but in no event less than quarterly, the information developed in (i) through (viii) above to the Board.

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(c)          The Loan Review Program shall be submitted to the Regional Director and the Commissioner for non-objection or comment. Within 30 days from receipt of non-objection or any comments from the Regional Director and the Commissioner, and after incorporation and adoption of all comments, the Board shall approve the Loan Review Program, which approval shall be recorded in the minutes of the Board meeting. Thereafter, the Bank shall implement and fully comply with the Loan Review Program.

CAPITAL

8.           (a)           Within 90 days from the effective date of this ORDER, the Bank shall meet and maintain the following minimum capital levels (as defined in Part 325 of the FDIC’s Rules and Regulations, 12 C.F.R. Part 325), after establishing an appropriate ALLL:

(i)          Tier 1 Capital at least equal to 8 percent of total assets;

(ii)         Total risk-based Capital at least equal to 12 percent of total risk-weighted assets.

(b)          For purposes of this ORDER, all terms relating to capital shall be calculated in accordance with Part 325 of the FDIC’s Rules and Regulations, 12 C.F.R. Part 325, and the Bank shall comply with the FDIC’s Statement of Policy on Risk-Based Capital found in Appendix A to Part 325 of the FDIC’s Rules and Regulations, 12 C.F.R. Part 325, App. A.

(c)          In the event any capital ratio falls below the minimum required by this ORDER, the Bank shall immediately notify the Regional Director and the Commissioner; and

(i)          within 30 days shall increase capital in an amount sufficient to comply with this ORDER; or

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(ii)         within 30 days shall develop a written plan (“Capital Plan”) describing the primary means and timing by which the Bank shall increase its capital ratios up to or in excess of the minimum requirements set forth in this ORDER, as well as a contingency plan (“Contingency Plan”) for the sale, merger, or liquidation of the Bank in the event the primary sources of capital are not available within 30 days. The Capital Plan and Contingency Plan shall be submitted for review as described below.

(d)          At a minimum, the Capital Plan shall include:

(i)          specific plans to achieve the capital levels required under this ORDER;

(ii)         specific plans for the maintenance of adequate capital that may in no event be less than the requirements of the provisions of this ORDER;

(iii)        projections for asset growth and capital requirements, and such projections shall be based upon a detailed analysis of the Bank’s current and projected assets, liabilities, earnings, fixed assets, and off-balance sheet activities, each of which shall be consistent with the Bank’s strategic business plan;

(iv)        projections for the amount and timing of the capital necessary to meet the Bank’s current and future needs;

(v)         the primary source(s) from which the Bank will strengthen its capital to meet the Bank’s needs; and

(vi)        contingency plans that identify alternative sources of capital should the primary source(s) under (v) above not be available.

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(e)          The Capital Plan and the Contingency Plan shall be submitted to the Regional Director and the Commissioner for non-objection or comment. Within 30 days from receipt of non-objection or any comments from the Regional Director and the Commissioner, and after incorporation and adoption of all comments, the Board shall approve the Capital Plan and the Contingency Plan, which approval shall be recorded in the minutes of the Board meeting. Thereafter, the Bank shall implement and fully comply with the Capital Plan and the Contingency Plan.

(f)          The Board shall review the Bank’s adherence to the Capital Plan, at minimum, on a monthly basis. Copies of the reviews and updates shall be submitted to the Regional Director and the Commissioner as part of the progress reports required by this ORDER.

PROFIT AND BUDGET PLAN

9.           (a)           Within 60 days from the effective date of this ORDER, and within the first 30 days of each calendar year thereafter, the Bank shall formulate and submit for review as described in subparagraph (c), a written profit and budget plan (“Profit Plan”) consisting of goals and strategies, consistent with sound banking practices, and taking into account the Bank’s other written plans, policies, or other actions as required by this ORDER.

(b)          The Profit Plan shall include, at a minimum:

(i)          a description of the operating assumptions that form the basis for, and adequately support, material projected revenue and expense components;

(ii)         specific goals to maintain appropriate provisions to the ALLL;

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(iii)        realistic and comprehensive budgets for all categories of income and expense;

(iv)        a budget review process to monitor the revenue and expenses of the Bank whereby actual performance is compared against budgetary projections not less than quarterly; and

(v)         recording the results of the budget review and any actions taken by the Bank as a result of the budget review in the Board minutes.

(c)          The Profit Plan shall be submitted to the Regional Director and the Commissioner for non-objection or comment. Within 30 days from receipt of non-objection or any comments from the Regional Director and the Commissioner, and after incorporation and adoption of all comments, the Board shall approve the Profit Plan, which approval shall be recorded in the minutes of the Board meeting. Thereafter, the Bank shall implement and fully comply with the Profit Plan.

(d)          Within 30 days following the end of each calendar quarter following completion of the Profit Plan required by this paragraph, the Board shall evaluate the Bank’s actual performance in relation to the Profit Plan, record the results of the evaluation, and note any actions taken by the Bank in the minutes of the Board meeting at which such evaluation is undertaken.

DIVIDEND RESTRICTION

10.           The Bank shall not declare or pay any dividend or fees to its holding company without the prior written consent of the Regional Director and the Commissioner.

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BROKERED DEPOSITS

11.           (a)           The Bank shall not accept, renew, or rollover any brokered deposit, as defined by section 337.6(a)(2) of the FDIC’s Rules and Regulations, 12 C.F.R. § 337.6(a)(2), unless it is in compliance with the requirements of 12 C.F.R. § 337.6(b), governing solicitation and acceptance of brokered deposits by insured depository institutions.

(b)          The Bank shall comply with the restrictions on the effective yields on deposits described in section 337.6 of the FDIC’s Rules and Regulations, 12 C.F.R. § 337.6.

OVERSIGHT COMMITTEE

12.           (a)           Within 30 days from the effective date of this ORDER, the Board shall establish an oversight committee (“Oversight Committee”), a majority of which members who are not now, and have never been, involved in the daily operations of the Bank, with the responsibility of ensuring compliance with the provisions of this ORDER.

(b)          The Oversight Committee shall monitor compliance with this ORDER and submit a written report monthly to the entire Board, and a copy of the report and any discussion related to the report or this ORDER shall be part of the minutes of the Board meeting. Copies of the monthly report shall be submitted to the Regional Director and the Commissioner as part of the progress reports required by this ORDER. Nothing contained herein shall diminish the responsibility of the entire Board to ensure compliance with the provisions of this ORDER.

PROGRESS REPORTS

13.           (a)           Within 45 days from the end of each calendar quarter following the effective date of this ORDER, the Bank shall furnish to the Regional Director and the Commissioner written progress reports detailing the form, manner, and results of any actions taken to secure compliance with this ORDER. All progress reports and other written responses to this ORDER shall be reviewed and approved by the Board and made a part of the Board minutes.

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SHAREHOLDER DISCLOSURE

14.           Within 30 days from the effective date of this ORDER, the Bank shall send a copy of this ORDER, or otherwise furnish a description of this ORDER, to its parent holding company. The description shall fully describe the ORDER in all material respects.

The provisions of this ORDER shall not bar, estop, or otherwise prevent the FDIC or any other federal or state agency or department from taking any other action against the Bank or any of the Bank’s current or former institution-affiliated parties.

This ORDER shall be effective on the date of issuance.

The provisions of this ORDER shall be binding upon the Bank, its institution-affiliated parties, and any successors and assigns thereof.

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The provisions of this ORDER shall remain effective and enforceable except to the extent that and until such time as any provision has been modified, terminated, suspended, or set aside by the FDIC.

Issued Pursuant to Delegated Authority

Dated: May 24, 2013

By:

/s/ John F. Vogel
John F. Vogel
Regional Director
Division of Risk Management Supervision
Federal Deposit Insurance Corporation

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